Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 25, 2026, is entered into among Volato Group, Inc., a Delaware corporation (the “Parent”), Volato Alignment Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), and Alignment Engine Inc., a Delaware corporation (“Aligned”). The Parent, the Merger Sub and Aligned are referred to herein individually as a “Party” and collectively as the “Parties.” Whenever this Agreement uses the word “Party” or phrase “other Party” it shall be deemed to include the Merger Sub without the necessity of using Parties or other Parties.

WHEREAS, the Parties intend for the Merger, as defined, to be tax-free to the stockholders of Aligned and a reorganization under Section 368(a) of the Internal Revenue Code;

WHEREAS, the Parties intend that Aligned be merged with and into the Merger Sub, with the Merger Sub surviving the merger in accordance with the Delaware General Corporation Law (the “DGCL”) on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors (the “Board”) of the Parent has (i) determined that it is in the best interests of, the Parent and the stockholders of the Parent, and declared it advisable, to enter into this Agreement providing for the Merger, and (ii) approved this Agreement and the transactions, including the Merger, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Merger Sub has (i) approved this Agreement and the transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (ii) adopted a resolution recommending that this Agreement and the transactions, including the Merger, be approved by the Parent, its sole stockholder, and the Parent has approved the Merger; and

WHEREAS, the Board of Aligned has (i) approved this Agreement and the transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (ii) adopted a resolution recommending that this Agreement and the transactions, including the Merger, be approved by Aligned’s stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the Parties hereto hereby agree as follows:

Article I
Definitions

Capitalized words and terms which are not descriptive have the meanings specified or referred to in this Article I:

“Acceptable Confidentiality Agreement” means an agreement with a Party that is either (a) in effect as of the date of this Agreement; or (b) executed, delivered and effective after the date of this Agreement, in either case containing provisions that require any counterparty thereto to keep such Party’s information confidential, subject to customary exceptions; provided, however, that, the provisions contained therein are no less favorable to a Party in any material respect than the terms of the Confidentiality Agreement between the Parent and Aligned.

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“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by a Party) relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(a) any direct or indirect purchase or other acquisition by any Third Party or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from a Party or any other Person(s), of securities representing more than 15% of the total outstanding voting power of a Party after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of a Party after giving effect to the consummation of such tender or exchange offer;

(b) any direct or indirect purchase, exclusive license, or other acquisition by any Third Party or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of a Party, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(c) any joint venture, partnership, merger, consolidation, business combination, tender offer, exchange offer, recapitalization, reorganization, liquidation, dissolution or other transaction involving a Party pursuant to which (i) any Third Party or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of a Party outstanding after giving effect to the consummation of such transaction or (ii) stockholders of a Party immediately preceding such transaction hold less than 85% of the equity interests of the surviving or resulting entity of such transaction.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, inquiry before investigation, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Aligned Option” means any option to purchase Aligned Common Stock granted under the Aligned 2021 Equity Incentive Plan and still outstanding as of immediately prior to the Effective Time.

“Aligned Optionholder” means a holder of an Aligned Option.

“Aligned Securities” means all capital stock and other securities of Aligned outstanding and entitled to receive Merger Consideration pursuant to this Agreement and the Merger.

“Aligned Securityholder” means a holder of Aligned Securities.

“Aligned Warrantholder” means any holder of an Aligned Warrant.

“Aligned Warrants” means a Common A Warrant to acquire Aligned Common Stock.

“Ancillary Documents” means the Employment Agreement, the Certificate of Designations of the Series A and Series A-1, the Lock-Up Agreements and the Voting Agreements.

“Audited Financial Statements” has the meaning set forth in Section 3.09.

“Balance Sheet” has the meaning set forth in Section 3.09.

“Balance Sheet Date” has the meaning set forth in Section 3.09.

“Board” means a Board of Directors of a Party.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Miami, Florida are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Parent listing each of the Parent’s outstanding Indebtedness, Liabilities and Transaction Expenses as of the open of business on the Closing Date and the Persons to whom such outstanding Indebtedness, Liabilities and Transaction Expenses are owed and an aggregate total of all such outstanding Indebtedness, Liabilities and Transaction Expenses, prepared in accordance with GAAP, consistent with Parent’s prior SEC filings.

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“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Class A common stock, par value $0.0001 of the Parent or the Class A and/or the Class B common stock, par value $0.0001 of Aligned.

“Competitive Business” means a business which competes with the actual business of a Party as of the date of this Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by Aligned and the Parent concurrently with the execution and delivery of this Agreement.

“Dissenting Stockholder” has the meaning set forth in Section 2.11.

“Dissenting Shares” has the meaning set forth in Section 2.11.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Effective Time” has the meaning set forth in Section 2.05.

“Employment Agreement” means the Employment Agreement to be entered into as of the Closing Date, between the Parent and Christopher Ensey, which shall be in form and substance mutually acceptable to the Parties.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, notice of violation, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to air quality, pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (to the extent related to exposure to Hazardous Materials), or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Evaluation Date” has the meaning contained in Section 4.22.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Final Determination” means, with respect to any Tax matter, a determination within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local, or non-U.S. Tax Law).

“Financial Statements” has the meaning set forth in Section 3.09.

“Fly Vaunt Subsidiary” means Fly Vaunt, LLC, an indirect wholly-owned subsidiary of Parent, which is to be redomesticated and converted prior to the Effective Time to a Delaware corporation and to which Parent and its Subsidiaries shall contribute and transfer the equity interests of Parslee, LLC and the assets, Intellectual Property, Contracts and other property related to the Parslee and Vaunt businesses, together with all unrestricted cash of Parent and its Subsidiaries in excess of the $2,950,000 unrestricted cash to be retained by Parent (as may be adjusted pursuant to the terms herein), in exchange for capital stock of the Fly Vaunt Subsidiary.

“Force Majeure” means strikes, labor disputes, freight embargoes, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication within the United States, if either Party shall have sustained a material or substantial loss by fire, flood, accident, hurricane, tornado, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States, future Laws or acts of any Governmental Authority (including any lockdowns or orders arising from any pandemic), or any cause beyond the reasonable control of any Party.

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“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money outstanding as of immediately prior to the Closing; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) obligations under any lease that is required to be accounted for as a capital lease on the balance sheet of a Party in accordance with GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Insurance Policies” has the meaning set forth in Section 3.16.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights of a similar nature to the foregoing, in each case, that are material to the business of a Party as currently conducted.

“Intercompany Agreement” means an intercompany agreement to be entered into by and among Parent, the Fly Vaunt Subsidiary and the Merger Sub (in its own capacity and as and on behalf of the Surviving Company), in form and substance acceptable to the Parties.

“Interim Balance Sheet” has the meaning set forth in Section 3.09.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.09.

“Interim Financial Statements” has the meaning set forth in Section 3.09.

“Inventory” has the meaning set forth in Section 3.13.

“IP Agreements” means all Contracts concerning the licensing, development, distribution, supply, marketing, maintenance, support or other exploitation of, or otherwise relating to, any Intellectual Property.

“IP Registrations” of a Party means all Patents, Trademark registrations, and Copyright registrations included in such Party’s Intellectual Property that have been issued or granted by the applicable Governmental Authority or authorized registrar, together with all applications for any of the foregoing that are currently pending before such Governmental Authority or authorized registrar; provided, however, that “IP Registrations” shall not include (a) any intent-to-use Trademark applications for which no statement of use or amendment to allege use has been filed and accepted, (b) any provisional patent applications for which no corresponding non-provisional patent application has been filed, (c) domain name registrations, (d) social media account registrations, or (e) any registrations or applications that have been abandoned, cancelled, expired, or otherwise ceased to be in force prior to the date of this Agreement through no fault of such Party.

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“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other Third Party service providers) by the applicable Person.

“JAK” shall have the meaning contained in Section 7.01(g).

“Knowledge” means, (a) when used with respect to Aligned the actual knowledge, after reasonable inquiry, of Christopher Ensey, its Chief Executive Officer; and (b) when used with respect to the Parent, means the actual knowledge, after reasonable inquiry, of Matthew Liotta, its Chief Executive Officer, and Mark Heinen, its Chief Financial Officer.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legacy Assets” means the assets, properties, rights, business operations and liabilities comprising Parent’s existing businesses as conducted immediately prior to Closing, including, without limitation, the equity interests in Parent’s existing subsidiaries and any other operating businesses.

“Legacy Subsidiary” means Volato, Inc., a Georgia corporation, and each of its direct or indirect subsidiaries as of immediately prior to the Effective Time, except for Fly Vaunt, LLC.

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” means, with respect to a Person, all Intellectual Property in which the Person holds any rights or interests granted by other Persons, including any of its Affiliates.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Lock-Up Agreements” means lock-up agreements to be executed by the executive officers and directors of the Parent and such stockholders of the Parent as the Parties may agree upon, in form and substance mutually acceptable to Parent and Aligned.

“Losses” means losses, damages, Liabilities, claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other Third Party.

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“Material Adverse Effect” means regardless of whether such effect is short-term or long-term, any event, occurrence, fact, condition or change that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations, condition (financial or otherwise) or assets of a Party, or (b) materially and adversely affects the ability of a Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to, in whole or in part: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a Party operates; (iii) any changes in financial or securities markets in general; (iv) any Force Majeure event; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) in the course of performing obligations hereunder; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; or (viii) any failure by a Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (iv), and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on a Party compared to other participants in the industry in which such Party conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect of a Party has occurred).

“Material Contracts” means (a) any Contract involving consideration of at least $250,000; (b) all contracts concerning the occupancy, management or operation of any Real Property; (c) all IP Agreements; and (d) for the Parent, any such Contract filed or required to be filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2025, or any subsequent SEC Report.

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.02.

“Merger Sub” has the meaning set forth in the preamble.

“Misconduct” has the meaning set forth in Section 3.20(d).

“Operating Agreement” means the Operating Agreement of the Merger Sub, which effective at the Effective Time of the Merger shall become the Operating Agreement of the Surviving Company, in form and substance acceptable to the Parties.

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“Parent” has the meaning set forth in the preamble.

“Parent Stock Plans” has the meaning set forth in Section 4.09.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” has the meaning set forth in Section 3.10.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” of a Party means all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to such Party’s and its Representative’s use of any social media platforms, sites, or services (collectively, “Platform Agreements”).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Prior Agreements” shall have the meaning contained in Section 7.01(g).

“Prior Transaction” shall have the meaning set forth in Section 7.01(g).

“Real Property” means the real property owned by, or leased or subleased to, a Party, together with all buildings, structures and facilities located thereon.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, recycling or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees (including secondees), consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revenue” means the revenue of the Merger Sub contained on financial statements of the Merger Sub prepared by the Parent in accordance with GAAP over the applicable time period, which, for the avoidance of doubt, will include all revenue derived from sales to Parent or any of its Affiliates.

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“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning contained in Section 4.10.

“Securityholder Representative” means Christopher Ensey, solely in his capacity as the representative of the Aligned Securityholders for purposes of Article VI, and any successor representative appointed by the former holders of a majority in interest of the Merger Consideration.

“Series A” means the Parent’s Series A convertible preferred stock issuable to Aligned Securityholders as part of the Merger Consideration, having such rights, preferences and limitations as are mutually acceptable to Parent and Aligned.

“Series A-1” means the Parent’s Series A-1 convertible preferred stock issuable to Aligned Securityholders as part of the Merger Consideration, having such rights, preferences and limitations as are mutually acceptable to Parent and Aligned.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Stockholder Approval” means such approval as may be required by the NYSE American and/or applicable Law from the stockholders of the Parent with respect to the Merger and the transactions contemplated by this Agreement.

“Straddle Period” has the meaning set forth in Section 6.03.

“Subsidiary” means any subsidiary of the Parent and shall, where applicable, also include any direct or indirect subsidiary of the Parent.

“Superior Proposal” means, any bona fide written or oral communication that may lead to an Acquisition Proposal or an Acquisition Transaction that (a) was not the result or effect of a violation of this Agreement and (b) is on terms that the Board of a Party (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Board of such Party (or a committee thereof) deems relevant, and, if consummated, would be more favorable from a financial point of view to the stockholders of such Party (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by a Party prior to the time of such determination in accordance with this Agreement and (ii) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, (x) all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

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“Surviving Company” has the meaning set forth in Section 2.01.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Contest” has the meaning set forth in Section 6.04.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than a Party or its Affiliates.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trading Market” means the NYSE American (or any successor thereto).

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Parent and the Merger Sub (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of each such Person and its Affiliates) in connection with or related to this Agreement, the Ancillary Documents, the Merger and all transactions contemplated thereby.

“Union” has the meaning set forth in Section 3.19(b).

“Voting Agreements” means voting agreements to be executed by the executive officers and directors of the Parent and such stockholders of the Parent as Parent and Aligned may mutually determine, in form and substance mutually acceptable to Parent and Aligned.

Article II
The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Aligned will merge with and into the Merger Sub, and (b) the separate corporate existence of Aligned will cease and the Merger Sub will continue its existence under the DGCL as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

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Section 2.02 Merger Consideration. The aggregate merger consideration (“Merger Consideration”) payable by the Parent and Merger Sub to Aligned in connection with the Merger shall be 1,000 shares of Series A and 4,000 shares of Series A-1, which together with the Parent options and warrants to be issued to Aligned Optionholders and Aligned Warrantholders in accordance with Section 2.10, shall be convertible and exercisable into a total of 95% of the fully diluted Common Stock of the Parent as of immediately prior to the Closing, plus any extra shares rounded up to avoid any fractional shares of Common Stock.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures at 10:00 a.m. Eastern time, or at such other time or on such other date or at such other place as Aligned and the Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Closing Deliverables.

(a) At or prior to the Closing, Aligned shall deliver to the Parent and the Merger Sub the following:

(i) any updates to its representations and warranties set forth in this Agreement including the Disclosure Schedules;

(ii) a certificate, duly executed by Aligned and in form and substance reasonably acceptable to the Parent, conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that shares of Aligned capital stock do not constitute “United States real property interests” within the meaning of Section 897(c) of the Code, together with the related notice to the IRS described in Treasury Regulations Section 1.897-2(h)(2);

(iii) a bring down certificate executed by a duly authorized officer of Aligned to the effect that the representation and warranties contained in Article III are true and correct after giving effect to any updated Disclosure Schedules delivered pursuant to Section 2.04(a)(ii);

(iv) the Employment Agreement duly executed by the Chief Executive Officer of Aligned;

(v) a certificate, dated the Closing Date and signed by a duly authorized officer of Aligned, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

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(vi) a certificate of a duly authorized officer of Aligned certifying that (A) attached thereto are true and complete copies of all resolutions adopted by Aligned authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (B) that the required percentage of the voting power of each class and series of Aligned Securities has approved the Merger, and (C) all such resolutions and approvals are in full force and effect and are all the resolutions and approvals adopted in connection with the transactions contemplated hereby and thereby;

(vii) a good standing certificate (or its equivalent) from the member of state or similar Governmental Authority of the jurisdiction under the Laws in which Aligned is organized and each jurisdiction where it is required to be in good standing due to the nature of its business;

(viii) the Certificate of Merger signed by a duly authorized officer of Aligned; and

(ix) such other documents or instruments as the Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Parent and the Merger Sub shall deliver to Aligned (or such other Person as may be specified herein) the following:

(i) Any updates to the Parent and the Merger Sub’s representations and warranties in this Agreement including the Disclosure Schedules;

(ii) a bring down certificate executed by a duly authorized officer of the Parent to the effect that the representation and warranties contained in Article IV are true and correct after giving effect to any updated Disclosure Schedules delivered pursuant to Section 2.04(b)(i);

(iii) the Lock-Up Agreements and Voting Agreements duly executed by the Parent and each applicable counterparty thereto;

(iv) the Employment Agreement duly executed by the Parent;

(v) the Intercompany Agreement duly executed by Parent, the Fly Vaunt Subsidiary and the Merger Sub (in its own capacity and as and on behalf of the Surviving Company);

(vi) the Operating Agreement duly executed by Parent and the Merger Sub (in its own capacity and by and on behalf of the Surviving Company);

(vii) evidence that the Certificate of Designations of Rights, Privileges and Limitations of Series A and Series A-1 have each been filed with the Secretary of State of Delaware and accepted for filing;

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(viii) evidence of book entry issuance of the Merger Consideration in accordance with Section 2.02;

(ix) evidence that the Prior Agreements have been duly executed and the Prior Transaction has closed, as defined and described in Section 7.01(g);

(x) the Closing Indebtedness Certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Parent;

(xi) a certificate, dated the Closing Date and signed by a duly authorized officer of the Parent and the Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(xii) a certificate of the Secretary of the Parent and the Merger Sub certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Board of the Parent and the Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(xiii) a resolution appointing Christopher Ensey as Chief Executive Officer and a director of the Parent and as a Manager of the Surviving Company, and designating two other individuals selected by Aligned as Managers of the Surviving Company;

(xiv) a certificate of the Chief Financial Officer of the Parent that the Parent has at least $2,950,000 of unrestricted cash and cash equivalents (not including any restricted cash), less any amounts disbursed in settlement of pending litigation after the date hereof and prior to Closing;

(xv) executed Parent options and warrants to be issued to the Aligned Optionholders and Aligned Warrantholders; and

(xvi) such other documents or instruments as Aligned reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.05 Effective Time. Subject to the provisions of this Agreement, at the Closing, Aligned, the Parent and the Merger Sub shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Aligned and the Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

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Section 2.06 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Aligned shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of Aligned shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.07 Certificate of Formation; Operating Agreement. At the Effective Time, (a) the Certificate of Formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the Operating Agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, provided, however, in each case, that the name of the Surviving Company set forth therein shall be changed to Alignment Engine, LLC. The Board of Managers of the Surviving Company shall initially be comprised of three Managers consisting of Christopher Ensey and two other individuals selected by Aligned.

Section 2.08 Issuance of the Merger Consideration. Subject to Section 2.11, at the Closing the Parent will issue the Merger Consideration to the Aligned Securityholders based on their existing ownership interests of Aligned Securities, as applicable, as of the Closing Date. The Series A-1 to be issued at the Closing shall not be entitled to vote and convert while the Parent Common Stock is listed on the NYSE American (i) until the change of control has been approved by the NYSE American and (ii) receipt of the Stockholder Approval. The Certificates of Designation will govern the rights and preferences the Series A and Series A-1. The number of shares of Parent Common Stock issuable upon conversion of the Series A and Series A-1 and exercise of Parent options and warrants issuable to Aligned Securityholders at the Closing, shall collectively equal 95% of the outstanding shares of the Parent Common Stock determined on a fully diluted basis as of immediately prior to the Closing (excluding shares of the Parent Common Stock issued in lieu of fractional shares). The conversion ratio for the Series A and Series A-1 shall be set forth in the applicable Certificate of Designation and shall be calculated so as to achieve the 95% ownership threshold set forth in this Section 2.08 and Section 2.02.

Section 2.09 Conversion of Stock in the Merger. Subject to Section 2.11, at the Effective Time, as a result of the Merger and without any action on the part of the Parent, the Merger Sub, Aligned or any Aligned Securityholder:

(a) Not later than two Business Days prior to the Closing Date, Aligned shall prepare and deliver to the Parent a completed schedule (such completed schedule, “Aligned Initial Allocation Schedule”) reflecting, as of the date of Aligned Initial Allocation Schedule (i) the name, current address, tax domicile (if different from the address) and, the taxpayer identification number of each Aligned Securityholder as of the date of Aligned Initial Allocation Schedule (assuming the exercise in full of all outstanding Aligned Warrants and Aligned Options), (ii) the number and class of outstanding Aligned securities held by such Aligned Securityholder, (iii) the aggregate number of shares of Aligned Common Stock outstanding (giving effect to full conversion, exercise and exchange of all outstanding securities, rights and instruments entitling any hold to receive Aligned Common Stock), and (iv) the number of shares of the Parent’s Series A, Series A-1, Parent options and Parent warrants issuable to the Aligned Securityholders at the Closing collectively, and to each Aligned Securityholder individually, as applicable. Parent shall have one Business Day to provide any comments to the Aligned Initial Allocation Schedule that it reasonably believes are necessary to comply with this Agreement, which comments will be reasonably considered by Aligned in preparing the Aligned Final Allocation Schedule. On the Closing Date, Aligned shall prepare and deliver to the Parent a completed final schedule in a form consistent with Aligned Initial Allocation Schedule reflecting the matters reflected on the Aligned Initial Allocation Schedule as updated to reflect the Parent’s comments thereon, but only to the extent necessary for the Aligned Final Allocation Schedule to comply with the Aligned Certificate of Incorporation and Bylaws and this Agreement and to provide such information as of the Closing Date (such completed final schedule, “Aligned Final Allocation Schedule”), which Aligned Final Allocation Schedule shall be certified as being correct and complete by an authorized officer of Aligned.

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(b) At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, Aligned or any Aligned Securityholder:

(i) each Aligned Security issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive such portion of the Merger Consideration payable with respect to such Aligned Security as is set forth in the Aligned Final Allocation Schedule, and shall no longer be outstanding and shall automatically be cancelled and cease to exist; and

(ii) each share of Aligned Common Stock held in the treasury of Aligned or issued and outstanding immediately prior to the Effective Time and owned, directly or indirectly, by Aligned or any of Aligned’s Subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.10 Treatment of Aligned Options and Aligned Warrants; and Corporate Actions.

(a) At the Effective Time, each Aligned Option and Aligned Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, Aligned, the Aligned Optionholder and the Aligned Warrantholder or any other Person, cancelled and each Aligned Optionholder the Aligned Warrantholder shall cease to have any rights with respect thereto.

(b) At or prior to the Effective Time, Aligned and its Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09 and (ii) cause the Aligned Stock Option Plan to terminate at or prior to the Effective Time.

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(c) Prior to the Effective Time, the Parent’s Board shall have adopted resolutions and the Parent shall have otherwise taken such actions as are necessary, for the Parent to issue at the Closing options to purchase Parent Common Stock to the Aligned Optionholders and for the Parent to issue warrants to purchase Parent Common Stock to the Aligned Warrantholders in connection with the Merger, in amounts and with exercise prices which reflect the ratio of the Merger Consideration all as reflected on the Aligned Final Allocation Schedule. The exercisability of such Parent options and warrants shall be subject to the Stockholder Approval. Parent shall issue such Parent options and warrants at the Closing. Except as otherwise provided in this Agreement, such Parent options and warrants shall have substantially the same terms, including vesting and duration, as the corresponding Aligned Options and Aligned Warrants.

Section 2.11 Appraisal Rights. Dissenting stockholders of Aligned shall have the appraisal rights accorded to them under the DGCL. The Aligned Stockholders shall be advised of their statutory appraisal rights and provided a copy of the statutes setting forth their appraisal rights as set forth in the DGCL. Shares of Aligned capital stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (such shares of Aligned capital stock being referred to collectively as the “Dissenting Shares” until such time as such holder (each a “Dissenting Stockholder”) fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL to such Dissenting Stockholder; provided, that if, after the Effective Time, such Dissenting Stockholder fails to perfect, waives, withdraws or otherwise loses his dissenters’ rights pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL or in the event that the dissenter’s rights are not exercised by the holder, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Aligned capital stock shall no longer be deemed to be a Dissenting Stockholder and such shares of Aligned capital stock shall no longer be deemed to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.08 above, without interest thereon, upon transfer of such Aligned capital stock. Prior to the Closing, Aligned shall give Parent (i) prompt notice of any written demands for appraisal received by Aligned and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Parent, the Surviving Company, and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.12 No Further Ownership Rights in Aligned Securities. All Merger Consideration shall be paid or payable upon the surrender of Aligned Securities. From and after the Effective Time, there shall be no further registration of transfers of Aligned Securities on the stock transfer books of the Surviving Company. If, after the Effective Time, any Aligned Securities are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

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Section 2.13 D&O Tail Policy. Aligned acknowledges and agrees that, upon Closing, Parent shall purchase a “tail” policy under the Parent’s existing directors’ and officers’ liability insurance policy, which (a) has a claims period of six (6) years from its effective date of coverage (the “Claims Period”), (b) provides a level of coverage comparable to the coverage under the Parent’s existing directors’ and officers’ liability insurance policy and (c) remains in full force and effect for the duration of the Claims Period. The cost of such tail policy shall be a Transaction Expense. In the event that Parent’s existing D&O policy carrier does not require the purchase of such tail policy, then, upon Closing, Parent shall not be required to purchase a “tail” policy and shall in lieu thereof maintain the existing coverage for the duration of the Claims Period provided that, upon any early termination of such coverage during the Claims Period, Parent shall at that time obtain a tail policy for the remaining duration of the Claims Period on the terms set forth in this Section 2.13.

Section 2.14 Fractional Shares. No fraction of a share of the Parent’s Common Stock shall be issued at the closing pursuant to this Article II. In lieu of any fractional shares, the fractional amount of the Parent’s Common Stock which any Aligned Securityholder would otherwise be entitled to receive under this Article II shall be rounded up to the nearest whole share.

Article III

REPRESENTATIONS AND WARRANTIES OF ALIGNED

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Aligned makes to the Parent and the Merger Sub the representations and warranties contained in this Article III which are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

Section 3.01 Organization and Qualification of Aligned. Aligned is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 3.01 sets forth each jurisdiction in which Aligned is licensed or qualified to do business, and Aligned is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect to Aligned.

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Section 3.02 Authority; Corporate Approval. Aligned has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and the Ancillary Documents to which it is or will be a party and, subject to, in the case of the consummation of the Merger approval of this Agreement by Aligned’s stockholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Aligned of this Agreement and any Ancillary Document to which it is or will be a party and the consummation by Aligned of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Aligned except for obtaining stockholder approval, and no other corporate proceedings on the part of Aligned are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby except for obtaining stockholder approval. Except as set forth in this Section 3.02 the approval of Aligned’s Board is the only vote or consent of Aligned required to approve and adopt entry into this Agreement and the Ancillary Documents to which Aligned is a party, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Aligned, and (assuming due authorization, execution and delivery by each other Party hereto and obtaining approval by Aligned’s stockholders) this Agreement constitutes the legal, valid and binding obligation of Aligned enforceable against Aligned in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) or (iii) principles of public policy (clauses (i), (ii) and (iii), collectively, the “Enforceability Exceptions”). When each Ancillary Document to which Aligned is or will be a party has been duly executed and delivered by Aligned (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Aligned, enforceable against each in accordance with its terms subject to the Enforceability Exceptions.

Section 3.03 No Conflicts; Consents. Except as set forth on Schedule 3.03, the execution, delivery and performance by Aligned of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, Bylaws, or other organizational documents of Aligned; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Aligned; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or business of Aligned; or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of Aligned. Except as set forth on Schedule 3.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Aligned; in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Aligned is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization and Ownership. Schedule 3.04 sets forth the capitalization of Aligned on a fully-diluted basis. Upon issuance of the Merger Consideration, good and valid title to the Aligned Common Stock will pass to the Parent, free and clear of any Liens, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Aligned Common Stock. Except as set forth on Schedule 3.04, there are no Contracts to which any Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Aligned Securities. Other than the Aligned Securities disclosed on Schedule 3.04, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Aligned is a party or which are binding upon Aligned providing for the issuance or redemption of any Aligned Securities.

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Section 3.05 Subsidiaries. Schedule 3.05 sets forth all of the direct and indirect Subsidiaries of Aligned and, except as set forth therein, Aligned owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.06 Undisclosed Liabilities. Except as provided on Schedule 3.06, Aligned has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which will be adequately reflected or reserved against in the Interim Financial Statements delivered to Parent, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, Environmental Claim or Action); (c) Liabilities under Aligned Material Contracts or under agreements entered in the ordinary course of business and not required to be disclosed in the Interim Balance Sheet in accordance with GAAP (but not Liabilities for breaches thereof), or (d) Liabilities that are not, individually or in the aggregate, material to the business of Aligned.

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the business of Aligned has been conducted in the ordinary course of business consistent with past practice in all material respects, and except as set forth on Schedule 3.07, there has not been, with respect to Aligned, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, or other organizational documents of Aligned;

(c) split, combination or reclassification of any Aligned Securities;

(d) issuance, sale or other disposition of any Aligned Securities or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Aligned Securities;

(e) declaration or payment of any dividends or distributions on or in respect of any of the Aligned Securities or redemption, purchase or acquisition of the Aligned Securities;

(f) material change in Aligned’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

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(g) entry into any Contract involving consideration of at least $250,000;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any assets or cancellation of any debts or entitlements except in the ordinary course of business consistent with past practice;

(j) transfer or assignment of or grant of any license or sublicense under or with respect to any Aligned Intellectual Property or Aligned IP Agreements;

(k) abandonment or lapse of or failure to maintain in full force and effect any Aligned IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in Aligned Intellectual Property;

(l) material capital expenditures;

(m) imposition of any Lien (other than Permitted Liens) upon any of Aligned properties, Aligned Securities or assets, tangible or intangible;

(n) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) action by Aligned to make, change or rescind any material Tax election, amend any income or material Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Parent in respect of any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date; provided, however, that no such action shall be deemed a breach of this representation to the extent that (i) such action was required by applicable Law or a change in applicable Law enacted after September 30, 2024, (ii) such action was taken with the prior written consent of Parent, or (iii) such action resulted from any position or election expressly required or contemplated by this Agreement; or

(p) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.08 Material Contracts. Schedule 3.08 lists Aligned’s Material Contracts. Each Material Contract is a valid and binding agreement enforceable against Aligned and, to Aligned’s Knowledge, the other party or parties thereto, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Neither Aligned, nor to Aligned’s Knowledge any other party thereto, is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute material event of default by Aligned under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, in any case that would have or reasonably be expected to result in a Material Adverse Effect on Aligned.

Section 3.09 Financial Statements. Aligned has delivered or will deliver to the Parent complete copies of Aligned’s financial statements that have been audited by auditors registered with the Public Company Accounting Oversight Board, for the years ended September 30, 2025 and 2024 (the “Audited Financial Statements”), and the interim financial statements for the nine-month period ended June 30, 2026 that have been reviewed by the same auditors that (assuming Closing of the Merger) will be required by the Exchange Act to be included by the Parent in its SEC Reports (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which were not material to Aligned) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements were based on the books and records of Aligned and fairly present the financial condition of Aligned as of the respective dates they were prepared and the results of the operations of Aligned for the periods indicated. The balance sheet of Aligned as of September 30, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Aligned as of June 30, 2026, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. As of the date of the Audited Financial Statements, Aligned maintained a standard system of accounting established and administered in accordance with GAAP.

Section 3.10 Title to Assets; Real Property

(a) Aligned does not own any Real Property. Aligned has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens”):

(i) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Aligned;

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(iii) Liens consisting of pledges or deposits required in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure potential liability to insurance carriers;

(iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary Uniform Commercial Code financing statements filed under any lease; or

(v) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Aligned.

(b) Schedule 3.10(b) lists (i) the street address of each parcel of Real Property leased by Aligned; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Aligned has delivered to the Parent true, complete and correct copies of any leases affecting the Real Property. Aligned is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of Aligned’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Aligned. There are no Actions pending or, to Aligned’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. To Aligned’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Aligned are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost. The assets of Aligned constitute all of the rights, property and assets (real, personal, tangible and intangible) used or held for use by Aligned in the conduct of the business of Aligned as presently conducted.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) contains a correct, current, and complete list of: (i) all Aligned IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in Aligned Intellectual Property; and (iii) all proprietary Software of Aligned; and (iv) all other Aligned Intellectual Property used in Aligned’s business as currently conducted.

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(b) Schedule 3.12(b) contains a correct, current and complete list of all Aligned IP Agreements, specifying for each the date, title and parties thereto, and separately identifying Aligned IP Agreements: (i) under which Aligned is a licensor or otherwise grants to any Person any right or interest relating to any Aligned Intellectual Property; (ii) under which Aligned is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Aligned’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Aligned IP Agreement. Each Aligned IP Agreement is valid and binding on Aligned in accordance with its terms and is in full force and effect. Neither Aligned nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Aligned IP Agreement.

(c) Aligned is the sole and exclusive legal and beneficial owner of all right, title and interest in and to Aligned’s Intellectual Property, and with respect to Aligned IP Registrations. In all material respects and except as would have or reasonably be expected to result in a Material Adverse Effect, Aligned has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Aligned whereby such employee or independent contractor (i) acknowledges Aligned’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Aligned; (ii) grants to Aligned a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect Aligned’s ownership interest in Aligned IP Registrations have in all material respects been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Except as would not have or reasonably be expected to result in a Material Adverse Effect, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, Aligned’s right to own or use any Aligned Intellectual Property or Licensed Intellectual Property.

(e) All of Aligned’s Intellectual Property and Licensed Intellectual Property are valid and enforceable in all material respects, and all of Aligned’s IP Registrations are subsisting and in full force and effect. Aligned has taken all reasonable and necessary steps in all material respects to maintain and enforce Aligned’s Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in Aligned’s Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to Aligned’s IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars in all material respects.

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(f) The conduct of Aligned’s business as currently and formerly conducted and as proposed to be conducted, including the use of Aligned’s Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of Aligned have not in any material respect infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Aligned’s Knowledge, no Person has in any material respect infringed, misappropriated or otherwise violated any of Aligned’s Intellectual Property or Licensed Intellectual Property.

(g) Except for Actions that would not have or reasonably be expected to result in a Material Adverse Effect, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or, to Aligned’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by Aligned of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any of Aligned’s Intellectual Property or Licensed Intellectual Property or Aligned’s right, title, or interest in or to any of Aligned’s Intellectual Property or Licensed Intellectual Property; or (iii) by Aligned or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of Aligned Intellectual Property or such Licensed Intellectual Property. Aligned is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. Aligned is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any of Aligned’s Intellectual Property or Licensed Intellectual Property.

(h) Schedule 3.12(h) contains a correct, current, and complete list of all social media accounts used in Aligned’s business. Aligned has complied with all Platform Agreements, except where noncompliance with such Platform Agreements would not have or reasonably be expected to result in a Material Adverse Effect. To Aligned’s Knowledge, there are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by Aligned; or (ii) defamation, violation of publicity rights of any Person, or any other violation by Aligned in connection with its use of social media.

(i) All of Aligned’s IT Systems are in good working condition in all material respects and are sufficient in all material respects for the operation of Aligned’s business as currently conducted and as proposed to be conducted. Since October 1, 2024, to Aligned’s Knowledge, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of Aligned IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of Aligned and that has not been remedied, except as would not have or reasonably be expected to result in a Material Adverse Effect. Aligned has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of Aligned IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

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(j) Except as would not have or reasonably be expected to result in a Material Adverse Effect on Aligned, Aligned has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Aligned’s business. Aligned has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Aligned’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k) Aligned has taken reasonable steps to protect its confidential information including its Intellectual Property, including, when reasonably necessary, requiring all Persons to which it has disclosed such confidential information to execute non-disclosure agreements, however such agreements are named.

Section 3.13 Inventory; Merchantability; Fitness.

(a) All inventory of Aligned (“Inventory”):

(i) consists of a quality and quantity that is usable, and fit for sale for its ordinary purpose in the ordinary course of business, consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established;

(ii) to Aligned’s Knowledge, is free from defects in design, materials and workmanship, and free from latent defects that are not discoverable upon reasonable inspection at delivery; and

(iii) is owned by Aligned free and clear of all Liens.

(b) To Aligned’s Knowledge, the manufacture, labeling, packaging, storage, handling, transportation, importation, exportation, and sale of the Inventory by Aligned complied with all applicable Laws, including those relating to product manufacture and safety.

(c) No Inventory is held on a consignment basis and the quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Aligned.

(d) Aligned’s warranty provisions since October 1, 2025 are listed on Schedule 3.13.

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Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Aligned involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) to Aligned’s Knowledge, constitute only valid, undisputed claims of Aligned not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of Aligned, are to Aligned’s Knowledge collectible in full. The reserve for bad debts that will be reflected on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of Aligned will have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Schedule 3.15(a) sets forth (i) each customer who has paid aggregate consideration to Aligned for goods or services rendered in an amount greater than or equal to $100,000 in either of the two most recent fiscal years including the year ending September 30, 2026 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.15(a), Aligned has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Aligned.

(b) Schedule 3.15(b) sets forth (i) each supplier to whom Aligned has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 in either of the two most recent fiscal years including the year ending September 30, 2026 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.15(b), Aligned has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Aligned or to otherwise terminate or materially reduce its relationship with Aligned. Aligned is not currently a party to any output or requirements Contracts and has not been a party to any such Contracts since October 1, 2025.

Section 3.16 Insurance. Schedule 3.16 sets forth a list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Aligned and relating to the assets, business, operations, employees, officers and directors of Aligned (collectively whether referring to Aligned or the Parent, the “Insurance Policies”). The Insurance Policies are in full force and effect, and Aligned has no reason to believe that such Insurance Policies will not be in full force and effect immediately prior to the Closing. Aligned has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Aligned. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Aligned’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.16, there are no claims related to the business of Aligned pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Aligned is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To Aligned’s Knowledge, the Insurance Policies are adequate based on the business of Aligned as it is conducted on the date hereof.

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Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 3.17, there are no Actions pending or, to Aligned’s Knowledge, threatened (i) against or by Aligned affecting any of its properties or assets that, individually or in the aggregate, would have or reasonably be expected to result in a Material Adverse Effect; or (ii) against or by Aligned that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) To Aligned’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Aligned or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) To Aligned’s Knowledge, Aligned has complied, and is now complying, in each case, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) To Aligned’s Knowledge, all Permits required for Aligned to conduct its business have been obtained by it and are valid and in full force and effect except as would not have or reasonably be expected to result in a Material Adverse Effect on Aligned. All fees and charges with respect to such Permits as of the date hereof have been paid in full, except for fees and charges which would not have, or reasonably be expected to result in, a Material Adverse Effect on Aligned. Schedule 3.18(b) lists all current Permits issued to Aligned, including the names of the Permits and their respective dates of issuance and expiration. Aligned has complied and is now complying with the terms of all Permits listed on Schedule 3.18(b). To the Aligned’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.19 Environmental Matters.

(a) Aligned is in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Claim; or (ii) request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) To Aligned’s Knowledge, Aligned has obtained all Environmental Permits that would be required under Environmental Law to conduct its business as presently conducted.

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(c) To Aligned’s Knowledge, no real property currently or formerly operated or leased by Aligned, or at which Aligned has arranged for the disposal of Hazardous Materials, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Aligned has not Released any Hazardous Materials, and, to Aligned’s Knowledge, there has been no Release of Hazardous Materials at any real property currently or formerly operated or leased by Aligned, in a manner that could reasonably be expected to result in an Environmental Claim against Aligned.

(e) Aligned has not received any Environmental Claim alleging that any real property currently or formerly operated or leased in connection with the business of Aligned has been contaminated with any Hazardous Material or that Aligned otherwise possesses any Liability with respect to Releases of Hazardous Materials.

(f) Aligned has not retained or assumed, by Contract or, to Aligned’s Knowledge, by operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Aligned has made available to the Parent (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of Aligned or any currently or formerly operated or leased real property which are in the possession of Aligned related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) Aligned is not aware of, any condition, event or circumstance concerning the Release of Hazardous Materials or any violation of Environmental Law that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Aligned as currently carried out.

Section 3.20 Employment Matters.

(a) Schedule 3.20(a) contains a list of all Persons who are employees, independent contractors or consultants of Aligned as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or Contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Aligned for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet) and there are no outstanding agreements, understandings or commitments of Aligned with respect to any compensation, commissions, bonuses or fees.

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(b) Aligned is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been any Union representing or purporting to represent any employee of Aligned, and, to Aligned’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Aligned or any of its employees, except as would not have or could not reasonably be expected to result in a Material Adverse Effect. Aligned has no duty to bargain with any Union.

(c) Aligned is and has been in all material respects in compliance with all applicable federal, state and local Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of Aligned, including but not limited to all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, whistleblowing, and unemployment insurance laws, except where noncompliance would not have or could not reasonably be expected to result in a Material Adverse Effect. All individuals characterized and treated by Aligned as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Aligned classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt. Except as would have or reasonably could be expected to result in a Material Adverse Effect, there are no Actions against Aligned pending, or to Aligned’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral forum in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Aligned, including, without limitation, any charge, investigation, audit or claim relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick, family and medical, or other leave, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws.

(d) No allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, employee or independent contractor of Aligned and Aligned has not entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of Aligned since October 1, 2024.

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Section 3.21 Taxes. Except as set forth on Schedule 3.21 or as has not and could not reasonably be expected to result in a Material Adverse Effect:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by Aligned have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by Aligned (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Aligned has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Aligned does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Aligned.

(e) The amount of Aligned’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date or the Interim Balance Sheet Date, as the case may be, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Aligned’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Aligned (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, in each case in writing, against Aligned as a result of any examinations by any taxing authority have been fully paid.

(g) Aligned has not received any written notice that Aligned is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority for which Aligned has received any written notice.

(h) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Aligned.

(i) Aligned is not party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, in each case other than any such agreement entered into in the ordinary course of business the primary purpose of which is not the sharing or allocation of Taxes.

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(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Aligned.

(k) Aligned has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Aligned has no Liability for Taxes of any Person (other than Aligned) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(l) Aligned will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(m) Aligned has no potential Liability for any Tax under Section 1374 of the Code (or any corresponding provision of applicable state or local Law). Aligned has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which Aligned’s Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, and no election under Section 1361(b)(3) of the Code has been made with respect to any Subsidiary of Aligned, except in each case as set forth on Schedule 3.21.

(n) Schedule 3.21 sets forth each election made by or with respect to Aligned under any state or local pass-through entity-level Tax regime and each composite or similar Tax Return filed by Aligned on behalf of its stockholders, in each case with respect to any taxable period for which the applicable statute of limitations has not expired, and all Taxes required to be paid by Aligned in connection with any such election or Tax Return have been timely paid.

(o) To Aligned’s Knowledge, Aligned has not taken any action, or failed to take any action, as of the date of this Agreement, or know of any fact, agreement, plan, or other circumstance existing as of the date of this Agreement that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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The representations and warranties set forth in this Section 3.21 are made solely with respect to facts, events, and circumstances existing on or prior to the Closing Date. No representation or warranty is made with respect to: (i) any Tax liability, Tax position, or Tax consequence arising solely from actions taken or omitted to be taken by the Parent, the Surviving Company, or any of their respective Affiliates after the Closing Date; (ii) the future Tax liability or Tax position of the Surviving Company; or (iii) the availability, amount, or utilization of any Tax attribute of Aligned after the Closing Date.

Section 3.22 Books and Records. The minute books of Aligned contain accurate and complete records of all meetings, and actions taken by written consent of, the members, Aligned and any committees of Aligned, and no meeting, or action taken by written consent, of any such members, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Aligned.

Section 3.23 Related Party Transactions. No executive officer or director of Aligned or any Person owning 5% or more of the shares of Aligned Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Aligned or any of its assets, rights or properties or has any interest in any property owned by Aligned or has engaged in any transaction with any of the foregoing since October 1, 2024, except as reflected on Schedule 3.23.

Section 3.24 Brokers. No broker-dealer, finder or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Aligned.

Section 3.25 Foreign Corrupt Practices. To Aligned’s Knowledge, it has not (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Aligned (or made by any Person acting on its behalf of which Aligned is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the FCPA.

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Section 3.26 Data Privacy and Protection; Cybersecurity.

(a) Aligned has complied in all material respects with all applicable Laws and Contracts to which they are a party relating to: (i) the privacy of customers or users of Aligned’s products, any website, product or service operated by or on behalf of Aligned; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any customer data or personal information by Aligned or by third parties having authorized access to the records of Aligned, with respect to each of the items specified in clauses (i) and (ii) in all material respects. To Aligned’s Knowledge, no claims have been asserted or, to Aligned’s Knowledge, are threatened against Aligned alleging a violation of any Person’s privacy, confidentiality or other rights under any Aligned privacy policy, under any Contract, or under any Law relating to any customer data or personal information. With respect to any customer data and personal information, Aligned has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To Aligned’s Knowledge, there has been no unauthorized access to or other misuse of any customer data and personal information. Aligned has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Aligned’s or any Subsidiary’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of customer data or personal information. To Aligned’s Knowledge, there have been no facts or circumstances that would require Aligned or any Subsidiary to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to applicable Laws requiring notice of such a breach.

(b) Without limiting the generality of the foregoing, Aligned is compliant in all material respects with all Laws applicable to Aligned relating to data privacy and data protection, and the collection, storage, maintenance and transmission of personal data and health information, including, without limitation, the (i) the European General Data Protection Regulation, and (ii) all other applicable Laws relating to cybersecurity, data privacy and protection and/or customer data or personal information including those of California and other U.S. states, except where noncompliance would not have and could not reasonably be expected to result in a Material Adverse Effect. Aligned is materially compliant with the agreements, terms and policies of, and to Aligned’s Knowledge it will continue to have access to, the Third Party data hosting and transmission services and infrastructure it utilizes or anticipates utilizing in its operations as presently conducted or planned, including without limitation, Amazon Web Services, Google Cloud and Microsoft Azure Cloud.

Section 3.27 Accredited Investors. Except as set forth on Schedule 3.27, Aligned has only issued the Aligned Securities to Persons it reasonably believed were accredited investors as that term is defined by Rule 501 under the Securities Act and at the Closing it will provide the Parent with evidence as of a recent date that all Aligned Securityholders are accredited investors.

Section 3.28 Disclaimer of Other Representations and Warranties.

(a) Neither Aligned, nor any of its Representatives, officers, directors, or direct or indirect Securityholders has made any representations or warranties, express or implied, of any nature whatsoever relating to Aligned or its business or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Agreement and the documents contemplated herein, as applicable, each of which is made solely by the Party specified therein and subject to the other terms and conditions of such Agreement.

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(b) Without limiting the generality of the foregoing, neither Aligned, nor any of its Representatives, officers, directors, or direct or indirect Securityholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Aligned made available to the Parent and Merger Sub, including due diligence materials, or in any presentation of the business of Aligned by management of Aligned or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by the Parent or the Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Aligned and its Representatives, are not and shall not be deemed to be or to include representations or warranties of Aligned, and are not and shall not be deemed to be relied upon by the Parent or the Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 3.29 Non-Reliance. Aligned acknowledges that the representations and warranties of the Parent and the Merger Sub constitute the sole and exclusive representations and warranties of the Parent and the Merger Sub in connection with the transactions contemplated hereby, and Aligned further acknowledges and agrees that neither the Parent and the Merger Sub, nor any of its respective Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of the Parent or the Merger Sub with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, the Parent and the Merger Sub makes to Aligned the representations and warranties contained in this Article IV which are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

Section 4.01 Organization and Authority of the Parent and the Merger Sub. The Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent and the Merger Sub has full power (corporate or otherwise) and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and any Ancillary Document to which they are or will be a party and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Parent and the Merger Sub and no other proceedings (corporate or otherwise) on the part of the Parent and the Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Parent and the Merger Sub, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of the Parent and the Merger Sub enforceable against the Parent and the Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. When each Ancillary Document to which the Parent or the Merger Sub is or will be a party has been duly executed and delivered by the Parent or the Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Parent or the Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and the Ancillary Documents to which they are or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, or Bylaws of the Parent or the Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or the Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which the Parent or the Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Parent and the Merger Sub are or will be a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.03 No Prior Merger Sub Operations. The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. No broker-dealer, finder or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Parent or the Merger Sub.

Section 4.05 Issuance of Merger Consideration. The shares of Series A and Series A-1, the Parent options and warrants to be issued at the Closing, and the shares of Parent Common Stock issuable or to be issuable upon conversion and exercise thereof, are duly authorized and, when issued in accordance with this Agreement and the Certificate of Designations for the Series A and Series A-1, will be duly and validly issued, fully paid, and nonassessable, free, and clear of all Liens imposed by the Parent other than restrictions on transfer provided for in this Agreement, or under federal or state securities laws. The Parent has not issued any capital stock since its most recently filed report under the Exchange Act, except as provided on Schedule 4.05. To the Parent’s Knowledge, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (ii) the issuance of the Merger Consideration will not obligate the Parent or any Subsidiary to issue shares of Common Stock or other securities to any Person other than the Aligned Securityholders, (iii) there are no outstanding securities or instruments of the Parent or any Subsidiary with any provision that adjusts the exercise, conversion, exchange, or reset price of such security or instrument upon an issuance of securities by the Parent or any Subsidiary, and (iv) there are no outstanding securities or instruments of the Parent or any Subsidiary that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings, or arrangements by which the Parent or any Subsidiary is or may become bound to redeem a security of the Parent or such Subsidiary, except as set forth in Schedule 4.05. All of the outstanding shares of capital stock of the Parent are duly authorized, validly issued, fully paid, and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares of capital stock was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of the Parent or others is required for the issuance of the Merger Consideration other than approvals by the NYSE American and the Parent stockholder approval of the Merger Proposals (as defined herein). There are no stockholders agreements, voting agreements, or other similar agreements with respect to the Parent’s capital stock to which the Parent is a party or, to the Parent’s Knowledge, between or among any of the Parent’s stockholders.

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Section 4.06 Intentionally omitted.

Section 4.07 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Parent’s Knowledge, threatened (i) against or by the Parent affecting any of its properties or assets that, individually or in the aggregate, would have or reasonably be expected to result in a Material Adverse Effect; or (ii) against or by the Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) To the Parent’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Parent or any of its properties or assets.

Section 4.08 Subsidiaries. All of the direct and indirect Subsidiaries of the Parent are set forth on Schedule 4.08 and, except as set forth therein, the Parent owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

Section 4.09 Capitalization. Schedule 4.09 sets forth the capitalization of the Parent and the Merger Sub. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of the Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of the Parent Common Stock is subject to any right of first refusal in favor of the Parent. There are no repurchase rights held by the Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options). Except for Parent’s 2025 Stock Incentive Plan, 2023 Stock Incentive Plan, and the 2021 Stock Incentive Plan of the Parent (the “Parent Stock Plans”) and as set forth on Schedule 4.09, the Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

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Section 4.10 SEC Reports; Financial Statements. Except as set forth on Schedule 4.10, the Parent has filed all reports, schedules, forms, statements, and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by Law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis including any extension provided by Rule 12b-25 under the Exchange Act. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the “SEC”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that Interim Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to Aligned true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2023 and will, reasonably promptly following the receipt thereof, make available to Aligned any such correspondence sent or received after the date of this Agreement; provided, however, that Parent shall be deemed to have made available to Aligned such comment letters, written inquiries, and enforcement correspondences to the extent such documents are included in the SEC Reports or were otherwise publicly filed by Parent with the SEC and such documents are available on the SEC’s EDGAR database at least two Business Days prior to the date hereof. Parent is not and has never been and at the Closing will not be, an issuer described in or subject to Rule 144(i) under the Securities Act.

Section 4.11 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed on Schedule 4.11, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Parent, (ii) the Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Parent has not altered its method of accounting, (iv) the Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Parent has not issued any equity securities to any officer, director, or Affiliate, except pursuant to the Parent Stock Plans. The Parent does not have pending before the SEC any request for confidential treatment of information (excluding redactions permitted by Item 6.01 of Regulation S-K). Except for the issuance of the Parent’s shares of Series A and Series A-1 and Parent options and warrants to be issued at the Closing as contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Parent or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made.

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Section 4.12 Undisclosed Liabilities. The Parent has no Liabilities, except (a) those which have been adequately reflected or reserved against in the Interim Financial Statements delivered to Aligned, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of Contract, breach of warranty, tort, infringement, violation of Law, Environmental Claim or an Action); (c) Liabilities under Parent Material Contracts or under agreements entered in the ordinary course of business and not required to be disclosed in the Interim Balance Sheet in accordance with GAAP (but not Liabilities for breaches thereof), or (d) Liabilities that are not, individually or in the aggregate, material to the business of the Parent.

Section 4.13 Material Contracts. Schedule 4.13 lists the Parent’s Material Contracts, except for those Material Contracts disclosed or identified in the Parent’s SEC Reports filed and publicly available on the SEC’s EDGAR database at least two Business Days prior to the date hereof. Each Material Contract is a valid and binding agreement enforceable against the Parent and, to the Parent’s Knowledge, the other party or parties thereto, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Neither the Parent, nor to the Parent’s Knowledge any other party thereto, is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default by the Parent under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, in any case that would have or reasonably be expected to result in a Material Adverse Effect on the Parent.

Section 4.14 Environmental Laws. The Parent and its Subsidiaries (a) are in compliance in all material respects with all federal, state, local, and foreign Laws relating to Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, as well as all Environmental Laws; (b) to the Parent’s Knowledge have obtained and maintained in full force and effect all material Environmental Permits or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) are in compliance in all material respects with all terms and conditions of any such Environmental Permit except where in each clause (a), (b), and (c), the failure to so comply would not have or could not be reasonably expected to have a Material Adverse Effect on the Parent.

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Section 4.15 Permits. To the Parent’s Knowledge, the Parent and its Subsidiaries possess all Permits necessary in the conduct of their business, except where the failure to possess such Permits could not reasonably be expected to result in a Material Adverse Effect on the Parent, and neither the Parent nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Permit.

Section 4.16 Title to Assets. The Parent does not own any Real Property. To the Parent’s Knowledge, the Parent and its Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Parent and the Subsidiaries, in each case free and clear of all liens, except for (a) liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries and (b) liens for the payment of federal, state, or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. To the Parent’s Knowledge, any Real Property and facilities held under lease by the Parent and the Subsidiaries are held by them under valid, subsisting, and enforceable leases with which the Parent and the Subsidiaries are in material compliance.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) contains a correct, current, and complete list of: (i) all Parent IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in Parent Intellectual Property; and (iii) all proprietary Software of the Parent; and (iv) all other Parent Intellectual Property used in the Parent’s business as currently conducted.

(b) Schedule 4.17(b) contains a correct, current and complete list of all Parent IP Agreements, specifying for each the date, title and parties thereto, and separately identifying Parent IP Agreements: (i) under which the Parent is a licensor or otherwise grants to any Person any right or interest relating to any Parent Intellectual Property; (ii) under which the Parent is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Parent’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Parent IP Agreement. Each Parent IP Agreement is valid and binding on Parent in accordance with its terms and is in full force and effect. Neither the Parent nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Parent IP Agreement.

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(c) The Parent is the sole and exclusive legal and beneficial owner of all right, title and interest in and to Parent’s Intellectual Property, and with respect to Parent IP Registrations. In all material respects and except as would have or reasonably be expected to result in a Material Adverse Effect, the Parent has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Parent whereby such employee or independent contractor (i) acknowledges the Parent’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Parent; (ii) grants to the Parent a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Parent’s ownership interest in Parent IP Registrations have in all material respects been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Except as would not have or reasonably be expected to result in a Material Adverse Effect, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Parent’s right to own or use any Parent Intellectual Property or Licensed Intellectual Property.

(e) All of the Parent’s Intellectual Property and Licensed Intellectual Property are valid and enforceable in all material respects, and all of the Parent’s IP Registrations are subsisting and in full force and effect. The Parent has taken all reasonable and necessary steps in all material respects to maintain and enforce the Parent’s Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Parent’s Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Parent’s IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars in all material respects.

(f) The conduct of the Parent’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Parent’s Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Parent have not in any material respect infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Parent’s Knowledge, no Person has in any material respect infringed, misappropriated or otherwise violated any of the Parent’s Intellectual Property or Licensed Intellectual Property.

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(g) Except for Actions that would not have or reasonably be expected to result in a Material Adverse Effect, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or, to Parent’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Parent of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any of the Parent’s Intellectual Property or Licensed Intellectual Property or the Parent’s right, title, or interest in or to any of the Parent’s Intellectual Property or Licensed Intellectual Property; or (iii) by the Parent or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of Parent Intellectual Property or such Licensed Intellectual Property. The Parent is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Parent is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any of the Parent’s Intellectual Property or Licensed Intellectual Property.

(h) Schedule 4.17(h) contains a correct, current, and complete list of all social media accounts used in the Parent’s business. The Parent has complied with all Platform Agreements, except where noncompliance with such Platform Agreements would not have or reasonably be expected to result in a Material Adverse Effect. To Parent’s Knowledge, there are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Parent; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Parent in connection with its use of social media.

(i) All of the Parent’s IT Systems are in good working condition in all material respects and are sufficient in all material respects for the operation of the Parent’s business as currently conducted and as proposed to be conducted. Since October 1, 2024, to the Parent’s Knowledge, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of Parent IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Parent and that has not been remedied, except as would not have or reasonably be expected to result in a Material Adverse Effect. The Parent has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of Parent IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) Except as would not have or reasonably be expected to result in a Material Adverse Effect on the Parent, the Parent has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Parent’s business. The Parent has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Parent’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k) The Parent has taken reasonable steps to protect its confidential information including its Intellectual Property, including, when reasonably necessary, requiring all Persons to which it has disclosed such confidential information to execute non-disclosure agreements, however such agreements are named.

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Section 4.18 Insurance. Schedule 4.18 sets forth a list of all current Insurance Policies of the Parent. The Insurance Policies are in full force and effect and the Parent has no reason to believe that such Insurance Policies will not be in full force and effect as of the Closing Date. The Parent has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Parent. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Parent’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Parent pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Parent is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To Parent’s Knowledge, the Insurance Policies are adequate based on the business of the Parent as it is conducted on the date hereof.

Section 4.19 Transactions with Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Parent or any Subsidiary and none of the employees of the Parent or any Subsidiary is presently a party to any transaction with the Parent or any Subsidiary (other than for services as employees or independent contractors, officers, and directors), including any Contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of Real Property or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director, or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member, or partner, in each case in excess of $120,000 other than for (a) payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Parent, and (c) other employee benefits, including equity awards under the Parent Stock Plans.

Section 4.20 Compliance With Laws; Permits

(a) To the Parent’s Knowledge, the Parent has complied, and is now complying, in each case, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) To the Parent’s Knowledge, all Permits required for the Parent to conduct its business have been obtained by it and are valid and in full force and effect except as would not have or reasonably be expected to result in a Material Adverse Effect on the Parent. All fees and charges with respect to such Permits as of the date hereof have been paid in full except as would not have or reasonably be expected to result in a Material Adverse Effect on the Parent. Schedule 4.20(b) lists all current Permits issued to the Parent, including the names of the Permits and their respective dates of issuance and expiration. The Parent has complied and is now complying with the terms of all Permits listed on Schedule 4.20(b). To the Parent’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

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Section 4.21 Employment Matters

(a) Schedule 4.21(a) contains a list of all Persons who are employees, independent contractors or consultants of the Parent as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or Contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Parent for services performed on or prior to the date hereof have been paid in full (or accrued in full on the financial statements of the Parent) and there are no outstanding agreements, understandings or commitments of the Parent with respect to any compensation, commissions, bonuses or fees.

(b) The Parent is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been any Union representing or purporting to represent any employee of the Parent, and, to the Parent’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Parent or any of its employees, except as would not have or could not reasonably be expected to result in a Material Adverse Effect . The Parent has no duty to bargain with any Union.

(c) The Parent is and has been in all material respects in compliance with all applicable federal, state and local Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Parent, including but not limited to all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, whistleblowing, and unemployment insurance laws, except where noncompliance would not have or could not reasonably be expected to result in a Material Adverse Effect. All individuals characterized and treated by the Parent as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Parent classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt. Except as would have or reasonably could be expected to result in a Material Adverse Effect, there are no Actions against the Parent pending, or to the Parent’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral forum in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Parent, including, without limitation, any charge, investigation, audit or claim relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick, family and medical, or other leave, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws.

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(d) No allegations of Misconduct have been made involving any current or former director, officer, employee or independent contractor of the Parent, and the Parent has not entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of the Parent since January 1, 2024.

Section 4.22 Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in the SEC Reports, the Parent and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. Except as set forth the SEC Reports, the Parent and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Reports, the Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Parent and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Parent in the SEC Reports is recorded, processed, summarized, and reported, within the time periods specified in the SEC’s rules and forms. The Parent’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Parent as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Parent and its Subsidiaries.

Section 4.23 Listing and Maintenance Requirements. The Parent’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Parent has taken no action designed to, or is likely to have the effect of, terminating the registration of the Parent’s Common Stock under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, since January 1, 2026, the Parent has complied with the Rules of the NYSE American in all material respects. Except as set forth in the SEC Reports, the Parent has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Parent’s Common Stock is or has been listed to the effect that the Parent is not in compliance with the listing or maintenance requirements of such Trading Market. The Parent’s Common Stock is currently eligible for electronic transfer through The Depository Trust Company or another established clearing corporation and the Parent is current in payment of the fees to The Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

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Section 4.24 Investment Company. The Parent is not, and is not an Affiliate of, and immediately after the Effective Time, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.25 Registration Rights. No Person has any right to cause the Parent or any Subsidiary to effect the registration under the Securities Act of any securities of the Parent or any Subsidiaries.

Section 4.26 Money Laundering. The operations of the Parent and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable money laundering statutes and applicable rules and regulations thereunder and all other applicable money laundering Laws including in the United States and elsewhere where the Parent and any of its Subsidiaries does business (collectively, the “Money Laundering Laws”), and no Action by or before any court, arbitrator or other Governmental Authority any involving the Parent or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Parent or any Subsidiary, threatened.

Section 4.27 Rule 506.

(a) No Disqualification Events. With respect to the Series A and Series A-1 to be issued and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Parent, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Parent participating in the offering hereunder, any beneficial owner of 20% or more of the Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Parent in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Parent has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Parent has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Aligned a copy of any disclosures provided thereunder.

(b) Other Covered Persons. The Parent is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Series A or Series A-1.

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(c) Notice of Disqualification Events. The Parent will notify Aligned in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

Section 4.28 Taxes. Except as has not and could not reasonably be expected to result in a Material Adverse Effect, the Parent and its Subsidiaries each (a) has timely made or filed all United States federal, state, and local income and all non-U.S. income and franchise Tax Returns required by any jurisdiction to which it is subject, and all such Tax Returns are true, correct, and complete in all material respects; (b) has timely paid all Taxes and other governmental assessments and charges shown or determined to be due on such Tax Returns; (c) has set aside on its books provisions reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Tax Returns apply; (d) is not party to any pending or, to the Knowledge of the Parent, threatened audit, examination, or investigation by any Governmental Authority with respect to any material Tax liability; and (e) to the Knowledge of the Parent, has not taken any action, or failed to take any action, as of the date of this Agreement, or know of any fact, agreement, plan, or other circumstance existing as of the date of this Agreement that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent or of any Subsidiary know of no basis for any such claim.

Section 4.29 Foreign Corrupt Practices. To the Parent’s Knowledge, neither the Parent nor any Subsidiary, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Parent or any Subsidiary (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law, or (d) violated in any material respect any provision of the FCPA.

Section 4.30 Data Privacy and Protection; Cybersecurity.

(a) The Parent and its Subsidiaries have complied in all material respects with all Parent privacy policies and with all applicable Laws and Contracts to which they are a party relating to: (i) the privacy of customers or users of Parent’s products, any website, product or service operated by or on behalf of the Parent or its Subsidiaries; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any customer data or personal information by the Parent or its Subsidiaries or by third parties having authorized access to the records of the Parent or its Subsidiaries, with respect to each of the items specified in clauses (i) and (ii) in all material respects. To the Parent’s Knowledge, no claims have been asserted or, are threatened against the Parent or any Subsidiary alleging a violation of any Person’s privacy, confidentiality or other rights under any Parent privacy policy, under any Contract, or under any Law relating to any customer data or personal information. With respect to any customer data and personal information, the Parent or its Subsidiaries have taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Parent’s Knowledge there has been no unauthorized access to or other misuse of any customer data and personal information. Neither the Parent nor any Subsidiary has received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Parent’s or any Subsidiary’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of customer data or personal information. To the Parent’s Knowledge there have been no facts or circumstances that would require the Parent or any Subsidiary to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to applicable Laws requiring notice of such a breach.

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(b) Without limiting the generality of the foregoing, the Parent and its Subsidiaries are compliant in all material respects with all Laws applicable to the Parent and its Subsidiaries, respectively, relating to data privacy and data protection, and the collection, storage, maintenance and transmission of personal data and health information and all other applicable Laws relating to cybersecurity, data privacy and protection and/or customer data or personal information including those of California and other U.S. States, except where noncompliance would not have and could not reasonably be expected to result in a Material Adverse Effect. The Parent is materially compliant with the agreements, terms and policies of, and to the Parent’s Knowledge it will continue to have access to, the Third Party data hosting and transmission services and infrastructure it utilizes or anticipates utilizing in its operations as presently conducted or planned, including without limitation, Amazon Web Services, Google Cloud and Microsoft Azure Cloud.

(c) The Parent has complied in all material respects with the SEC’s rules related to cybersecurity risks and related disclosures.

Section 4.31 Disclaimer of Other Representations and Warranties.

(a) Neither the Parent, nor any of its Representatives, officers, directors, or direct or indirect stockholders has made any representations or warranties, express or implied, of any nature whatsoever relating to the Parent or its business or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Agreement and the documents contemplated herein, as applicable, each of which is subject to the other terms and conditions of such Agreement.

(b) Without limiting the generality of the foregoing, neither the Parent, nor any of its Representatives, officers, directors, or direct or indirect stockholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Parent made available to Aligned, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by Aligned in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent and its Representatives, are not and shall not be deemed to be or to include representations or warranties of the Parent or the Merger Sub, and are not and shall not be deemed to be relied upon by the Parent or the Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

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Section 4.32 Non-Reliance. The Parent acknowledges that the representations and warranties of Aligned constitute the sole and exclusive representations and warranties of Aligned in connection with the transactions contemplated hereby, and the Parent further acknowledges and agrees that neither Aligned, nor any of its respective Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of Aligned with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

Article V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, except as otherwise provided in this Agreement or consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), each Party shall (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Party. Without limiting the foregoing, from the date hereof until the Closing Date, each Party shall not:

(a) take any action (or omit to take any action) which, if taken (or omitted to be taken) would have been required to be listed on a Disclosure Schedule and is not so listed on a Disclosure Schedule (including in any update thereto prior to the Closing in accordance with this Agreement) or which could reasonably be expected to have a Material Adverse Effect;

(b) accelerate, modify (other than in the ordinary course of business consistent with past practice) or terminate (other than terminations upon expiration in accordance with the terms thereof) any agreement listed on any Disclosure Schedule or use all funds received solely in the ordinary course of its business consistent with past practice; and shall not be used for distributions, redemptions, equity repurchases, loans to Affiliates or related parties, or other non-ordinary course purposes unless: (i) the Merger is terminated pursuant to Sections 8.01(a) or 8.01(b) of this Agreement; or (ii) otherwise agreed to in writing by the other Party; or

(c) enter into any binding agreement or otherwise commit to do any of the foregoing, except as listed on any Disclosure Schedule.

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Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit Parent or any of its Subsidiaries from taking any action contemplated by Section 5.10 and not otherwise inconsistent with this Agreement and the transactions contemplated hereby, including, without limitation, the reorganization of the Fly Vaunt Subsidiary, any contribution or transfer of assets or equity interests to the Fly Vaunt Subsidiary, the execution of the intercompany services agreement and any ancillary agreements between the Legacy Subsidiary and Fly Vaunt Subsidiary, or any other corporate action or activity relating to the Fly Vaunt Subsidiary or Legacy Subsidiary so long as such activity is duly authorized with the requisite Parent corporate approvals, would not prevent or materially delay the consummation of the Merger and is not otherwise inconsistent with this Agreement and the transactions contemplated hereby, including without limitation Parent’s retention of at least $2,950,000 in unrestricted cash as of the Closing, less any amounts disbursed in settlement of pending litigation after the date hereof and prior to Closing.

Section 5.02 Access to Information. From the date hereof until the Closing, each Party shall (a) afford the other Party and its Representatives reasonable access, upon reasonable notice and during regular business hours, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Party; (b) furnish the other Party and its Representatives with such financial, operating and other data and information related to such Party as the other Party or any of its Representatives may reasonably request; and (c) instruct the Representatives of such Party to cooperate with the other Party in its investigation of such Party; provided, that the same does not (i) unduly disrupt the conduct of such Party’s business, (ii) violate any law, fiduciary duty, order, Contract or permit applicable to such Party, or (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of such Party. The Parent will notify Aligned in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person (as defined in Section 4.27).

Section 5.03 No Solicitation of Other Bids.

(a) No Solicitation or Negotiation.

(i) Except as expressly permitted by this Section 5.03, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Closing, each Party will, and will cause its Affiliates and its and their respective Representatives, to (A) cease and cause to be terminated any discussions or negotiations with any Third Party and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by Section 5.03(b), if any, (B) promptly (and in any event, within five Business Days following the date of this Agreement) request the prompt return or destruction of all non-public or confidential information concerning such Party theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the 24 month period immediately prior to the date of this Agreement and (C) cease providing any further information with respect to such Party or any Acquisition Proposal to any such Third Party or its Representatives.

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(ii) Whenever this Section 5.03 refers to (A) a Party’s stockholders meeting, it shall also be deemed to refer to a solicitation of consents in lieu of a meeting, and (B) a Proxy Statement, it shall also be deemed to refer to an Information Statement.

(iii) Except as expressly permitted by Section 5.03(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Closing, each Party shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Third Party any non-public or confidential information relating to such Party or afford to any Third Party access to the business, properties, assets, books, records or other non-public or confidential information, or to any personnel, of such Party, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (C) enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions, communications or negotiations with any Third Party with respect to any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, other than solely informing such Third Party of the existence of the provisions contained in this Section 5.03 (without knowingly conveying, requesting or attempting to gather any other information except as otherwise permitted hereunder); (D) approve, endorse or recommend any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (E) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”).

(b) Superior Proposals. Subject to compliance with the other provisions of this Section 5.03(b), at any time prior to the Closing, a Party and its Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish non-public or confidential information relating to such Party to, or afford access to the business, properties, assets, books, records or other non-public or confidential information, or to any personnel, of such Party pursuant to an Acceptable Confidentiality Agreement to any Person (or such Person’s Representatives, including prospective debt and equity financing sources and/or their respective Representatives) that has made, renewed, furnished or delivered to a Party or its Representatives a bona fide written or oral communication that may lead to an Acquisition Proposal after the execution and delivery of this Agreement that did not directly or indirectly result from a breach of this Section 5.03; provided, that the Party’s Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, and the Party’s Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.03(b) would or would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, further, however, that the Parties and each of their respective Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are reasonably necessary to determine whether the Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal; and provided, further, that the Party will provide to the other Party and its Representatives any such non-public or confidential information that is provided to any Person or its Representatives given such access that was not previously made available to the other Party prior to or concurrently with the time it is provided to such Person.

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Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, each Party shall promptly notify the other Party in writing of:

(i) the occurrence or non-occurrence of any event that has resulted in, or could reasonably be expected to result in, (A) any representation or warranty made by such Party hereunder not being true and correct in any material respect; (B) individually or in the aggregate, a Material Adverse Effect; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any material failure of a Party, or any officer, director, employee, agent or Representative of a Party, to comply with any covenant or agreement to be complied with in this Agreement made by such Party;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed in Article III or IV or that relates to the consummation of the transactions contemplated by this Agreement.

(b) A Party’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement (including Section 8.02) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Each Party shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are listed as needed on a Disclosure Schedule.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Aligned and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with the other Party, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Notwithstanding the foregoing, nothing in this Section 5.05 shall require, or be construed to require, a Party or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Party or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such Party’s assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Party of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.06 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.07 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Parent and Aligned. Thereafter, except for a Form 8-K filed concurrently or within four Business Days after the date of this Agreement containing such disclosure as is mutually agreed to by the Parent and Aligned, or unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Within four Business Days of the Closing, the Parties shall prepare and the Parent shall file a Form 8-K regarding such Closing as mutually agreed by the Parent and Aligned, and within 71 days thereafter the Parties shall prepare and the Parent shall file a Form 8-K/A containing the exhibits and disclosure required by such form in connection with the Closing, as mutually agreed by the Parent and Aligned.

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Section 5.08 Additional Covenants.

The Parent Board shall take all necessary corporate action including any amendments to the Certificate of Incorporation of the Parent to cause the following to occur as of the Effective Time: (i) the directors constituting the Parent Board shall be comprised of six (6) directors duly nominated prior to the Effective Time, subject to such individuals’ ability and willingness to serve and shall include one (1) designee of Aligned to the Board of the Parent. In the event any Aligned designee identified becomes unable or unwilling to serve as a director on the Parent Board as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined solely by Aligned.

(a) Parent shall use commercially reasonable efforts to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) which shall include the following proposals: (i) the Stockholder Approval and any other stockholder approval necessary in connection with the Merger and the issuance of shares of Parent Common Stock upon conversion or exercise of the Merger Consideration (including Series A and Series A-1 and the Parent options and warrants issuable at the Closing in accordance with NYSE American rules and regulations and applicable Law), (ii) approval of the election of a total of six (6) directors consisting of five (5) individuals designated by Aligned and one (1) individual designated by the Parent (in accordance with NYSE American rules and regulations and applicable Law), (iii) an amendment to Parent’s Certificate of Incorporation to increase the authorized Parent Common Stock thereunder as necessary to allow full conversion and exercise of the Series A and exercise of Parent options and warrants issuable to Aligned Securityholders at the Closing, and (iv) an amendment to Parent’s Certificate of Incorporation to change Parent’s corporate name to a name selected by Aligned (such proposals, collectively, the “Merger Proposals”). If on a date preceding the Parent Stockholder Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the required Parent stockholder vote under Delaware law, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its commercially reasonable efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholder Meeting is not so adjourned, and/or if the approval of the Parent stockholders is not then obtained, Parent will use its commercially reasonable efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Stockholder Meeting, a special meeting of the stockholders of Parent to be held within four months after the Parent Stockholder Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Merger Proposals will be solicited and taken, at least once every four months until Parent obtains approval of all of the Merger Proposals.

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(b) Parent shall use commercially reasonable efforts to maintain the listing of the Parent Common Stock on the NYSE American. Parent shall use its commercially reasonable efforts to submit the new listing application and such other submissions and all necessary amendments and supplements thereto to the NYSE American to as soon as practicable obtain approval from the NYSE American of the change of control and other transactions contemplated hereby.

(c) From the date of this Agreement through the Closing Date, Parent shall timely file all SEC Reports required to be filed pursuant to the Exchange Act and the Securities Act.

(d) From the date of this Agreement through the later of (1) the date on which Stockholder Approval is obtained and (2) the date on which the NYSE American has approved the change of control resulting from the Merger, without the prior written consent of the Aligned designee serving as a Parent director, the Parent shall not without the approval of Chris Ensey (or other designee of the former Aligned stockholders holding a majority of the Series A) (i) issue, sell, grant, or authorize the issuance, sale or grant of any shares of Parent Common Stock or other capital stock, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Parent Common Stock or other capital stock, other than (A) shares of Parent Common Stock issued upon conversion or exercise of securities outstanding as of the date of this Agreement in accordance with their terms, and (B) shares of Parent Common Stock issued pursuant to the Parent Stock Plans in the ordinary course of business consistent with past practice (provided that the aggregate number of shares so issued shall not exceed 2% of the shares of Parent Common Stock outstanding as of the date of this Agreement), (ii) effect any stock split, reverse stock split, stock dividend, recapitalization, or other change in the capital structure of the Parent, or (iii) terminate, suspend, or materially modify any at-the-market offering, equity line of credit facility or similar transaction or arrangement.

(e) As soon as reasonably practicable, the Parent shall submit a new listing application to the NYSE American for the change of control and a Supplemental Listing Application for the shares of Parent Common Stock underlying the Series A and the Parent options and warrants issuable at the Closing, each in form and substance satisfactory to Aligned.

Section 5.09 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b) The provisions of the Certificate of Incorporation and Bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the Certificate of Incorporation and Bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The Certificate of Incorporation and Bylaws of the Surviving Company shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Certificate of Incorporation and Bylaws of Parent.

(c) From and after the Effective Time, Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits no less than those of such policies held by Parent immediately prior to Closing.

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.09 in connection with their enforcement of the rights provided to such persons in this Section 5.09.

(f) The provisions of this Section 5.09 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.09. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.09.

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Section 5.10 Legacy Operations. Following Closing, the Legacy Subsidiary and Fly Vaunt Subsidiary shall continue as wholly-owned subsidiaries of Parent and shall continue to conduct the legacy businesses of Parent and its Subsidiaries under the direction of a board of directors to be appointed by Parent. The Parties acknowledge and agree that the initial board of directors of the Fly Vaunt Subsidiary shall consist of Matthew Liotta, Mark Heinen, Michael Prachar, and an additional independent director. The Fly Vaunt Subsidiary board of directors shall appoint the initial officers of the Fly Vaunt Subsidiary. The Parties shall collaborate to develop a mutually agreed upon operating budget and business plan for the Legacy Subsidiary and Fly Vaunt Subsidiary. On or prior to the Effective Time, Fly Vaunt Subsidiary and Legacy Subsidiary shall execute an intercompany services agreement whereby the Legacy Subsidiary shall continue to provide the Fly Vaunt Subsidiary with certain payroll, benefits, administrative and support services, and the Fly Vaunt Subsidiary shall provide the Legacy Subsidiary with certain management, administrative, operational, coordination and support services relating to certain Legacy Assets and liabilities retained by the Legacy Subsidiary. For the avoidance of doubt, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action it deems necessary or commercially reasonable to domesticate and capitalize the Fly Vaunt Subsidiary, contribute or transfer the Parslee and Vaunt-related assets, property and funds to the Fly Vaunt Subsidiary, execute the intercompany services agreement and any related documents, or otherwise effectuate the transactions contemplated by this Section 5.10 on or prior to the Effective Time, or as soon as reasonably practicable thereafter. Notwithstanding the foregoing, no such actions may be taken if and to the extent that such actions are prohibited by this Agreement and the transactions contemplated hereby.

Section 5.11 Further Assurances. At and after the Effective Time, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Article VI

Tax matters

Section 6.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and the interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Parent when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Securityholder Representative shall cooperate with respect thereto as necessary).

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Section 6.02 Tax Returns.

(a) The Securityholder Representative will prepare and file (or cause to be prepared and filed) in a timely manner all income Tax Returns required to be filed by Aligned after the Closing Date (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Pre-Closing Tax Period that reflect Pass-Through Allocations that are required to be included on a Tax Return of the Aligned Securityholders (including the IRS Form 1120-S and any similar or analogous Tax Return for state, local or non-U.S. Tax purposes). Such Tax Returns will be prepared in a manner consistent with the Tax positions taken by Aligned in prior years so long as such Tax positions are in compliance with applicable Law. The Securityholder Representative will submit any such Tax Returns to Parent for review and comment at least thirty (30) days prior to the due date (after giving effect to any valid extensions). Within fifteen (15) days after receipt, Parent will give notice to the Securityholder Representative of any dispute with respect to such Tax Returns. The Securityholder Representative and Parent will promptly attempt to resolve any disputes. Any dispute that is not so resolved within fifteen (15) days shall be resolved by the Independent Accountant in accordance with Section 6.02(d). In preparing Tax Returns pursuant to this Section 6.02(a), the parties to this Agreement agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of permitted deductions for any success-based fees paid or incurred by Aligned in connection with the transactions contemplated by this Agreement.

(b) Parent will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by Aligned (after giving effect to any valid extensions of the due date for filing any such Tax Returns) after the Closing Date other than those described in Section 6.02(a). To the extent such Tax Returns are income Tax Returns of Aligned for Straddle Periods that reflect Pass-Through Allocations that are required to be included on a Tax Return of the Aligned Securityholders, or are Tax Returns of Aligned for a Pre-Closing Tax Period or Straddle Period that do not reflect Pass-Through Allocations but are prepared prior to the Closing (collectively, “Securityholder Review Returns”), such Tax Returns will be prepared in a manner consistent with the Tax positions taken by Aligned in prior years so long as such Tax positions are in compliance with applicable Law. In preparing Tax Returns pursuant to this Section 6.02(b), the parties to this Agreement agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of permitted deductions for any success-based fees paid or incurred by Aligned in connection with the transactions contemplated by this Agreement. Parent will submit any such Securityholder Review Returns to the Securityholder Representative for review and comment at least thirty (30) days prior to the due date (after giving effect to any valid extensions), and consider in good faith any reasonable comments of the Securityholder Representative thereto. Within fifteen (15) days after receipt of such Tax Returns, the Securityholder Representative will give notice to Parent of any dispute with respect to such Tax Returns. Parent and the Securityholder Representative will promptly attempt to resolve any disputes with respect to such Tax Returns. Any dispute that is not so resolved within fifteen (15) days shall be resolved by the Independent Accountant in accordance with Section 6.02(d).

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(c) To the maximum extent permitted by applicable Law, for purposes of determining allocations of income, gain, loss, deduction and credit of Aligned on a pass-through basis (“Pass-Through Allocations”) for a taxable year that includes, but does not end on, the Closing Date, such taxable year of Aligned shall be treated as ending at the end of the day on the Closing Date, and each party shall make (and shall cause Aligned to make) any elections or consents necessary to effect such treatment. In any jurisdiction in which a closing of the taxable year at the end of the Closing Date is not required or permitted for purposes of determining Pass-Through Allocations, all items of income, gain, loss, deduction and credit of Aligned for the taxable year that includes the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date, to the maximum extent permitted by applicable Law. The Aligned Securityholders shall take into account for relevant Tax purposes and shall include on their Tax Returns their allocable shares of Pass-Through Allocations determined pursuant to this Section 6.02(c) for the taxable period (or portion thereof) ending at the end of the Closing Date.

(d) Any dispute with respect to any Tax Return described in Section 6.02(a) or Section 6.02(b) that is not resolved by the parties within fifteen (15) days following delivery of a notice of dispute shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Parent and the Securityholder Representative (the “Independent Accountant”), whose determination shall be final and binding on the parties for purposes of this Article VI. The fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Aligned Securityholders. If the due date for any such Tax Return (after giving effect to any valid extensions) precedes the resolution of any such dispute, such Tax Return shall be timely filed as prepared (reflecting any items previously agreed by the parties) and shall be amended as necessary to reflect the final determination of the Independent Accountant.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Tax with respect to a Pre-Closing Tax Period for all purposes of this Agreement shall be determined in accordance with this Section 6.03:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended at the end of the day on the Closing Date, determined as if Aligned closed its books as of the end of the day on the Closing Date; provided, however, that any item of income, gain, loss, deduction, or credit that is attributable to an extraordinary or non-recurring transaction entered into or caused by Aligned (or the Securityholder Representative on behalf of Aligned) outside the ordinary course of business on or prior to the Closing Date, including any transaction bonus, severance payment, or accelerated compensation deduction triggered in connection with the transactions contemplated by this Agreement, shall be allocated entirely to the Pre-Closing Tax Period; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that (A) with respect to any ad valorem or similar property Tax for which a lien or assessment date occurs prior to the Closing Date, such Tax shall be allocated entirely to the Pre-Closing Tax Period, and (B) any Taxes arising from or attributable to a specific transaction, act, or omission of Aligned occurring prior to the Closing that would not have been incurred but for such transaction, act, or omission, shall be allocated entirely to the Pre-Closing Tax Period, regardless of when such Tax is assessed or becomes due and payable.

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Section 6.04 Contests. If any Governmental Authority issues to Parent or Aligned (i) a notice of its intent to audit, examine or conduct an Action with respect to any Tax Returns of Aligned for any Pre-Closing Tax Period or Straddle Period that reflects Pass-Through Allocations required to be included on a Tax Return of the Aligned Securityholders, or with respect to any other Income Tax Return of Aligned for any Pre-Closing Tax Period or Straddle Period if the notice is issued prior to the Closing, or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning any income Tax Returns of Aligned for any Pre-Closing Tax Period or Straddle Period that reflects Pass-Through Allocations required to be included on a Tax Return of the Aligned Securityholders, or with respect to any other Income Tax Return of Aligned for any Pre-Closing Tax Period or Straddle Period if the notice is issued prior to the Closing (the items set forth in clauses (i) and (ii), each a “Tax Claim”) and if the Aligned Securityholders can have any potential exposure to Taxes with respect to such Tax Claim (including the adjustment to any amount of Pass-Through Allocations to the Aligned Securityholders with respect to Aligned), Parent shall notify the Securityholder Representative within twenty (20) Business Days of the receipt of such communication. The Securityholder Representative shall have the right, at the Aligned Securityholders’ sole cost and expense, to control, defend, settle and resolve the contest of any Tax Claim (a “Tax Contest”) relating to any Pre-Closing Tax Period that reflects Pass-Through Allocations required to be included on a Tax Return of the Aligned Securityholders, so long as the Securityholder Representative provides written notice to Parent of its intent to control such Tax Contest within thirty (30) days after receiving notice of such matter; provided, that during such thirty (30)-day election period, Parent shall have the right (but not the obligation) to take any interim actions reasonably necessary to preserve the rights of the parties with respect to such Tax Contest, and Parent shall have the exclusive authority to control, defend, settle and resolve any Tax Contest that the Securityholder Representative does not have the right to control (including any Tax Contest relating to any Straddle Period). If the Securityholder Representative fails to give such notice within such time period, then Parent shall have the exclusive right to control such Tax Contest. Each of Parent and the Securityholder Representative shall have the right to participate in a Tax Contest being defended against by the other at its sole expense and shall keep the other reasonably informed of the status of such Tax Contest (including providing copies of all material written correspondence with the IRS or other Tax authority regarding such matter). Notwithstanding anything to the contrary herein, (A) the Securityholder Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, provided, however, that no such settlement shall be agreed to if it would (1) materially and adversely affect the Tax attributes, Tax positions, or Tax liability of the Surviving Company or Parent for any post-Closing period, or (2) require the Surviving Company or Parent to adopt any Tax position inconsistent with positions taken for post-Closing periods, in each case without the prior written consent of Parent in its sole and absolute discretion, and (B) Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest relating to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Securityholder Representative, which consent will not be unreasonably withheld, conditioned or delayed.

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Section 6.05 Cooperation and Exchange of Information. The Securityholder Representative, the Surviving Company and the Parent (and their Affiliates) shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of Aligned. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Securityholder Representative, the Surviving Company and the Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Aligned for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Aligned for any taxable period beginning before the Closing Date, the Securityholder Representative, the Surviving Company or the Parent (as the case may be) shall use commercially reasonable efforts to provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.06 Reserved.

Section 6.07 Intended Tax Treatment. The parties intend that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or, to the extent the Merger does not so qualify, a transaction described in Section 351 of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Merger. Each of the parties shall (i) report the Merger consistent with the Intended Tax Treatment on all Tax Returns and in all Tax proceedings, and (ii) not take any position on any Tax Return, in any Tax proceeding, or otherwise that is inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law or a Final Determination. The Parent and Aligned shall cooperate in good faith to cause the terms of the Series A forth in the Certificate of Designation (including the voting rights thereof) to be established in a manner consistent with the Intended Tax Treatment.

Section 6.08 Reserved.

Section 6.09 Certain Post-Closing Actions.

(a) Except with the prior written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed), or as otherwise required pursuant to Section 6.02(b), Parent shall not, and shall not permit any of its Affiliates (including the Surviving Company) to: (i) other than Tax Returns filed pursuant to Section 6.02(a) or Section 6.02(b), file or amend or otherwise modify any Tax Return of Aligned relating to any Pre-Closing Tax Period or any Straddle Period, (ii) after the date any Tax Return of Aligned for a Pre-Closing Tax Period or Straddle Period is filed pursuant to Section 6.02(a) or Section 6.02(b), file or amend or otherwise modify any such Tax Return, (iii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to a Pre-Closing Tax Period or Straddle Period of Aligned, or (iv) initiate any voluntary disclosure (or other communication reasonably expected to have a similar effect) with any taxing authority with respect to Aligned for a Pre-Closing Tax Period or Straddle Period, in each case, to the extent such action would be reasonably expected to increase the Tax liability of the Aligned Securityholders for a Pre-Closing Tax Period or effect a Pass-Through Allocation of the Aligned Securityholders for a Pre-Closing Tax Period; provided, however, that no such consent of the Securityholder Representative shall be required for any amendment or disclosure required by a Final Determination, or for any amendment that reduces the Tax liability of the Aligned Securityholders.

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(b) Without limiting Section 6.09(a), Parent shall not, and shall cause Merger Sub and the Surviving Company not to, (i) take any action after the Closing that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment, unless otherwise required by a Final Determination, or (ii) make any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax Law with respect to the Merger without the prior written consent of the Securityholder Representative, which consent may be withheld in the Securityholder Representative’s sole discretion.

(c) Parent shall not, and shall not permit any of its Affiliates (including the Surviving Company from and after the Closing) to, take any action on the Closing Date after the Closing that is outside the ordinary course of business of the Surviving Company, to the extent any such action would reasonably be expected to increase the Tax liability of the Aligned Securityholders for a Pre-Closing Tax Period; provided, however, that this Section 6.09(c) shall not apply to any action required by applicable Law, by a Final Determination, or by this Agreement.

Article VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The approval of this Agreement by the Parent as the sole stockholder of Merger Sub shall not be revoked.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Aligned shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03, if applicable, and the Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, if applicable, in each case, in form and substance reasonably satisfactory to the Parent and Aligned, and no such consent, authorization, order and approval shall have been revoked.

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(d) The Certificate of Merger required to be filed in Delaware has been executed by the Merger Sub.

(e) No Action shall have been commenced against the Parent, the Merger Sub or Aligned, which would reasonably be expected to prevent the Closing.

(f) The Merger shall have been approved by the stockholders of Aligned as and to the extent required by the DGCL and Aligned’s Certificate of Incorporation.

(g) Parent shall have executed one or more definitive written agreements (the “Prior Agreements”) with JAK Opportunities IX LLC (“JAK”) and pursuant thereto completed a transaction pursuant to which that certain Securities Purchase Agreement between Parent and JAK dated on or about December 4, 2024 and all agreements and ancillary documents entered into in connection therewith shall terminate on or prior to the Effective Time (such events and transactions, collectively, the “Prior Transaction”).

Section 7.02 Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Aligned contained in Section 3.01, Section 3.02, Section 3.03(i), Section 3.04 and Section 3.23 shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) (except for inaccuracies that, individually and in the aggregate, have a de minimis effect), and (ii) each of the other representations in Article III shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct have not had, in the aggregate, a Material Adverse Effect on Aligned.

(b) All updates to Aligned’s representations and warranties set forth in this Agreement including the Disclosure Schedules that are delivered after the date of this Agreement and prior to the Closing Date shall be acceptable to the Parent.

(c) Aligned shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Aligned shall have performed such agreements and covenants, as so qualified, in all respects.

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(d) All approvals, consents and waivers that are required pursuant to Section 3.02 shall have been received, and executed counterparts thereof shall have been delivered to the Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Aligned, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Aligned shall have delivered each of the Closing deliverables set forth in Section 2.04(a).

(g) Aligned shall have provided evidence to the Parent so that the Parent has a reasonable belief that each Aligned Securityholder (other than those set forth on Schedule 3.27) is an accredited investor within the meaning of Rule 501 under the Securities Act and has agreed to acquire the Parent Series A and Series A-1 (and the underlying Parent Common Stock) with a view to investment and not with a view to distribution in violation of Section 5 of the Securities Act.

(h) Parent shall have received a fairness opinion by an independent third party that the Merger Consideration set forth herein is fair to the stockholders of Parent, and shall have furnished a copy of said opinion to Aligned.

Section 7.03 Conditions to Obligations of Aligned. The obligations of Aligned to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Aligned’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the representations and warranties of the Parent and the Merger Sub contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.05 shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) in all respects (except for inaccuracies that, individually and in the aggregate, have a de minimis effect) and (ii) each of the other representations in Article IV shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, in the aggregate, a Material Adverse Effect or a material adverse effect on the Parent’s ability to consummate the transactions contemplated by this Agreement.

(b) All updates to the Parent’s representations and warranties set forth in this Agreement including the Disclosure Schedules that are delivered after the date of this Agreement and prior to the Closing Date shall be acceptable to Aligned.

(c) The Parent and the Merger Sub shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, the Parent and the Merger Sub shall have performed such agreements and covenants, as so qualified, in all respects.

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(d) All approvals, consents and waivers that are required by Section 4.01 shall have been received, and executed counterparts thereof shall have been delivered to Aligned at or prior to the Closing.

(e) The Parent shall have at least $2,950,000 of cash and cash equivalents (not including any restricted cash), less any amounts disbursed in settlement of pending litigation after the date hereof and prior to Closing.

(f) As of the Closing Date, the outstanding Indebtedness of Parent and its Subsidiaries shall not exceed $110,000, the outstanding Liabilities of Parent and its Subsidiaries shall not exceed $10,500,000, and the Parent’s outstanding and unpaid Transaction Expenses shall not exceed $250,000.

(g) The Parent shall not have received any official notice from NYSE American of a contemplated, pending or imminent delisting of the Parent Common Stock from the NYSE American, and except as set forth in the SEC Reports, there shall be no other notice, communication, disclosure, fact or circumstance indicating that the Parent Common Stock is subject to delisting from the NYSE American or that following the Closing of the Merger and all transactions contemplated thereby the Parent Common Stock will cease to remain listed on the NYSE American.

(h) The Parent shall have directors’ and officers’ insurance with such coverage and amounts that match or are greater than the directors’ and officers’ insurance policy currently in place with the Parent as of the date of this Agreement as set forth on Section 4.18.

(i) The Parent shall have delivered each of the closing deliverables set forth in Section 2.04(b).

Article VIII

Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Aligned and the Parent;

(b) by a Party, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or before the date that is seven (7) Business Days following the date of this Agreement (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party in the event its material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

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(c) by the Parent or Aligned if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(d) by the Parent or Aligned to accept a Superior Proposal as permitted by this Agreement.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party hereto except:

(a) that the obligations set forth in this Article VIII and Article IX hereof shall survive termination; and

(b) that nothing herein shall relieve any Party hereto from liability for fraud or any willful and material breach of any provision hereof.

Article IX

Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given to the extent practicable (a) when delivered by in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in either case with delivery confirmed by non-automatic means. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Aligned :	Alignment Engine Inc. 8050 Freedom Avenue North Canton OH 44720 Attention: Christopher Ensey, Chief Executive Officer E-mail:
with a copy not constituting notice to:	Nason Yeager Gerson Harris & Fumero, P.A. 3005 PGA Boulevard, Suite 305 Palm Beach Gardens, FL 33410 Attention: Michael D. Harris, Esq. E-mail:
If to the Parent or the Merger Sub:	Volato Group, Inc. 1954 Airport Road, Suite 124 Chamblee, GA 30341 Attention: Matt Liotta, Chief Executive Officer; Mark Heinen, Chief Financial Officer Email:
with a copy not constituting notice to:	Dykema Gossett PLLC 111 E Kilbourn Avenue, Suite 1050 Milwaukee, Wisconsin 53202 Attention: Kate Bechen, Esq. Email:

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Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties at any time prior to the Effective Time. Any failure of the Parent or the Merger Sub, on the one hand, or Aligned, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Aligned (with respect to any failure by the Parent or the Merger Sub) or by the Parent or the Merger Sub (with respect to any failure by Aligned), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.10 Governing Law; Submission to Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Any Action arising out of or based upon this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be instituted in the federal or state courts located in New Castle County, Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any Action brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of an Action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10(c).

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity without having to plead or prove irreparable harm or lack of adequate remedy at law and without having to post a bond or other security.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

ALIGNMENT ENGINE INC.

By:	/s/ Chirstopher Ensey
Name:	Christopher Ensey
Title:	Chief Executive Officer
E-mail:

VOLATO GROUP, INC.

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer

VOLATO ALIGNMENT MERGER SUB, LLC

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Manager

Signature Page to Agreement and Plan of Merger